PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 27,	January 29,
	2013	2012
Net sales	$99,839	$112,154

Costs and expenses:

Cost of sales	(78,741)	(86,696)

Selling, general and administrative	(11,067)	(11,325)

Research and development	(4,839)	(4,444)

Consolidation, restructuring and related charges	-	(1,118)

Operating income	5,192	8,571

Other income (expense), net	(591)	(409)

Income before income taxes	4,601	8,162

Income tax provision	(1,742)	(3,321)

Net income	2,859	4,841

Net income attributable to noncontrolling interests	(536)	(573)

Net income attributable to Photronics, Inc. shareholders	$2,323	$4,268

Earnings per share:
Basic	$0.04	$0.07

Diluted	$0.04	$0.07

Weighted-average number of common shares outstanding:
Basic	60,277	59,817

Diluted	61,095	60,930